Exhibit 21

DESCRIPTION OF ATLAS LITHIUM CORPORATION’S SUBSIDIARIES

Name	Jurisdiction	Percentage Owned
Atlas Lítio Brasil Ltda.	Brazil	99.99% by Company
Apollo Resources Corporation	Marshal Islands	58.71% by Company
Jupiter Gold Corporation	Marshal Islands	27.42% by Company
Mineração Apollo Ltda.	Brazil	99.99% by Apollo Resources Corporation
Mineração Jupiter Ltda.	Brazil	99.99% by Jupiter Gold Corporation
Mineração Duas Barras Ltda.	Brazil	99.97% by Mineração Apollo Ltda.
RST Recursos Minerais Ltda.	Brazil	99.99% by Mineração Apollo Ltda.